Exhibit 107

Calculation of Filing Fee Tables

Form S-11

(Form Type)

MOBILE INFRASTRUCTURE CORPORATION

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount of Securities to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other(2)	2,553,192(3)	$7.83(2)	$19,991,493.36	0.00011020	$2,203.07
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other(4)	34,603,673(5)	$4.77(4)	$165,059,520.21	0.00011020	$18,189.56
Fees to Be Paid	Equity	Warrant to purchase Common Stock	Other(6)	2,553,192(7)	$— (6)	$—(6)	0.00011020	$—(6)
		Total Offering Amounts				$185,051,013.57		$20,392.63
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$20,392.63

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated in accordance with Rule 457(g)(1) under the Securities Act, based on the exercise price of the Warrant ($7.83 per share).

(3)

Represents shares of common stock, par value $0.0001 per share (the “Common Stock”) of Mobile Infrastructure Corporation (the “Company”) that are issuable upon the exercise of a warrant to purchase Common Stock (the “Warrant”) originally issued to Color Up, LLC.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on September 22, 2023, as reported on the NYSE American LLC.

(5)

Represents shares of Common Stock to be offered and sold by the selling securityholders named in the prospectus (the “Prospectus”) which forms a part of the registration statement to which this exhibit relates or their permitted transferees (the “Selling Securityholders”) consisting of (i) 3,937,246 shares of Common Stock issued as merger consideration to Color Up, LLC, a former stockholder of Legacy MIC (as defined in the Prospectus) in connection with the consummation of the Merger (as defined in the Prospectus), (ii) 907,000 shares of Common Stock issued to Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (the “Sponsor”) upon the conversion of FWAC Class A Shares (as defined in the Prospectus) in connection with the Domestication (as defined in the Prospectus) originally purchased by Sponsor in a private placement in connection with the FWAC IPO (as defined in the Prospectus), (iii) 2,020,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares (as defined in the Prospectus) in connection with the Domestication originally purchased by the Sponsor, (iv) 13,787,462 shares of Common Stock that are issuable upon the conversion of 46,000 shares of Series 2 Convertible Preferred Stock upon the earlier to occur of (a) December 31, 2023 and (b) a change in control of the Company, inclusive of 1,253,404 shares of Common Stock issuable as Dividends (as defined in the Prospectus) to the Preferred PIPE Investors (as defined in the Prospectus), and (v) 13,951,965 shares of Common Stock issuable in the event of the Company’s election to tender shares of Common Stock in lieu of cash payments upon redemption by the holders of Common Units (as defined in the Prospectus).

(6)	In accordance with Rule 457(g) under the Securities Act, no separate fee is due for the Warrant and the entire fee is allocated to the underlying shares of Common Stock.

(7)	Represents the resale of the Warrant.